Form 10-K, Exhibit 13
period 2005-12-31
ML Cornerstone FuturesAccess LLC
filed 2006-04-03
CIK 1309133

Exhibit 13.01

ML CORNERSTONE FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Financial Statements for the period February 1, 2005
(Commencement of Operations) to December 31, 2005
and Report of Independent Registered
Public Accounting Firm

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statement of Financial Condition as of December 31, 2005	2

Statement of Income for the period February 1, 2005 (commencement of operations) to December 31, 2005	3

Statement of Changes in Members’ Capital for the period February 1, 2005 (commencement of operations) to December 31, 2005	4

Financial Data Highlights for the period February 1, 2005 (commencement of operations) to December 31, 2005	5

Notes to Financial Statements	6-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Cornerstone FuturesAccess LLC:

We have audited the accompanying statement of financial condition of ML Cornerstone FuturesAccess LLC (the “Fund”) as of December 31, 2005, and the related statements of income and changes in members’ capital and the financial data highlights for the period February 1, 2005 (commencement of operations) to December 31, 2005. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Cornerstone FuturesAccess LLC as of December 31, 2005, and the results of its operations, changes in its members’ capital and the financial data highlights for the period February 1, 2005 (commencement of operations) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 30, 2006

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2005

ASSETS:
Equity in commodity futures trading accounts:
Cash	$58,685,484
Net unrealized gains on open contracts	1,466,683
Accrued interest	196,419

TOTAL ASSETS	$60,348,586

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:
Brokerage commissions payable	$30,999
Management fee payable	99,205
Sponsor’s fee payable	104,683
Performance fee payable	521,565
Redemptions payable	172,097
Ongoing offering costs payable	110,118
Other payables	114,819

Total liabilities	1,153,486

MEMBERS’ CAPITAL:
Sponsor’s Interest (21,248 Units)	20,373
Members’ Interest (61,779,296 Units)	59,174,727
Total members’ capital	59,195,100

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$60,348,586

NET ASSET VALUE PER UNIT (NOTE 5)

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF INCOME

FOR THE PERIOD FEBRUARY 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

TRADING PROFITS:
Realized	$1,069,831
Change in unrealized	1,466,683
Brokerage commissions	(140,967)

Total trading profits	2,395,547

INVESTMENT INCOME:
Interest	984,674

EXPENSES:
Management fee	612,014
Sponsor’s fee	652,194
Performance fee	521,565
Other	132,518
Total expenses before reimbursement	1,918,291
Sponsor’s fee reimbursement	(6,032)
Total expenses	1,912,259

NET INVESTMENT LOSS	(927,585)

NET INCOME	$1,467,962

NET INCOME PER UNIT:

Weighted average number of Units outstanding
Class A	5,216,448
Class C	25,156,396
Class D	820,681
Class I	4,007,160

Net income per weighted average Unit
Class A	$0.0587
Class C	$0.0289
Class D	$0.1145
Class I	$0.0848

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE PERIOD FEBRUARY 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

		Initial				Members’ Capital
	Initial Offering	Offering Costs	Subscriptions	Redemptions	Net Income	December 31, 2005

Class A	729,300	—	9,549,709	(257,352)	—	10,021,657
Class C	4,211,000	—	41,406,142	(2,553,394)	—	43,063,748
Class D	—	—	1,398,885	—	—	1,398,885
Class I	287,000	—	7,461,059	(453,053)	—	7,295,006

Total Members’ Units	5,227,300	—	59,815,795	(3,263,799)	—	61,779,296

Class A	—	—	10,611	—	—	10,611
Class C	—	—	10,637	—	—	10,637
Class D	—	—	—	—	—	—
Class I	—	—	—	—	—	—

Total Sponsor’s Units	—	—	21,248	—	—	21,248

Class A	$729,300	$(22,714)	$8,867,936	$(245,256)	$305,764	$9,635,030
Class C	4,211,000	(101,777)	38,564,477	(2,377,232)	727,885	41,024,353
Class D	—	(3,189)	1,376,110	—	93,965	1,466,886
Class I	287,000	(16,335)	6,867,307	(429,489)	339,975	7,048,458

Total Members’ Interest	$5,227,300	$(144,015)	$55,675,830	$(3,051,977)	$1,467,589	$59,174,727

Class A	$—	$—	$10,000	$—	$221	$10,221
Class C	—	—	10,000	—	152	10,152
Class D	—	—	—	—	—	—
Class I	—	—	—	—	—	—

Total Sponsor’s Interest	$—	$—	$20,000	$—	$373	$20,373

Total Members’ Capital	$5,227,300	$(144,015)	$55,695,830	$(3,051,977)	$1,467,962	$59,195,100

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD FEBRUARY 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D (d)	Class I
Per Unit Operating Performance:

Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0000

Realized trading loss	(0.0201)	(0.0203)	(0.0008)	(0.0200)
Change in unrealized trading profit	0.0113	0.0112	0.0598	0.0114
Brokerage commissions	(0.0054)	(0.0054)	(0.0034)	(0.0054)
Interest income	0.0240	0.0239	0.0234	0.0240
Initial offering costs	(0.0039)	(0.0039)	(0.0027)	(0.0039)
Expenses (b)	(0.0445)	(0.0529)	(0.0277)	(0.0399)

Net asset value, end of period	$0.9614	$0.9526	$1.0486	$0.9662

Total Return: (c)

Total return before Performance fees	-2.48%	-3.37%	6.05%	-2.12%
Performance fees	-1.07%	-1.07%	-0.93%	-0.94%
Total return after Performance fees	-3.46%	-4.34%	5.13%	-2.98%

Ratios to Average Net Assets: (a)

Expenses (excluding Performance fees)	4.23%	5.35%	2.54%	3.83%
Performance fees	1.87%	1.65%	1.62%	1.77%
Expenses (including Peformance fees)	6.10%	7.00%	4.16%	5.60%

Net investment loss	-2.72%	-3.67%	-1.11%	-2.15%

(a) The ratios, excluding performance fees ratios, for Classes operating for less than one year have been annualized.

(b) Sponsor fee reimbursement is included in expenses; however, reimbursement has less than $0.0001 impact.

(c) Non annualized.

(d) Class D commenced on April 1, 2005

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Cornerstone FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on February 1, 2005. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Cornerstone Capital Management (“Cornerstone”) is the trading advisor of the Fund. Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is a wholly-owned subsidiary of Merrill Lynch Investment Managers L.P. (“MLIM”), which in turn is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

The Program is a group of commodity pools sponsored by MLAI (each pool is a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of its assets in a managed futures and forward trading account managed by a single commodity trading advisor. Each Program Fund is generally similar in terms of fees, Classes of Units and redemption rights. Each of the Program Funds implements a different trading strategy.

The Fund offers four Classes of Units: Class A, Class C, Class D, and Class I. Each Class of Units was offered at $1.00 per Unit during the initial offering period and subsequently are offered at Net Asset Value per Unit (see Note 5). The four Classes of Units are subject to different sponsor fees.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized gains on open contracts in the Statement of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profits in the Statement of Income.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statement of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statement of Income.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Typically, margin requirements range from 1% to 10% of the face value of the derivatives traded.

Operating Expenses, Ongoing Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption process, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund. The Fund also pays any extraordinary expenses.

MLAI paid all the expenses incurred in connection with the initial offering of the Units. The costs consist of offering costs in conformity with US GAAP, at the Program level. The Fund is reimbursing MLAI for these costs in 60 monthly installments. For financial reporting purposes, in conformity with US GAAP, the Fund deducted the total initial offering costs of $144,015 from Members’ Capital at inception. For all other purposes, including determining the Net Asset Value per Unit for redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 5).

Class A Units are subject to a sales commission paid to Merrill Lynch ranging from 1.0% to 2.5%. Class D and Class I Units are subject to subscription and commissions up to 0.5%. The rate assessed to a given subscription is based upon the subscription amount. Commissions are directly deducted from subscription amounts. Class C Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund. No such distributions have been declared for the period ended December 31, 2005.

Subscriptions

Units are offered as of the close of business at the end of each month. Units are purchased as of the first business day of any month at Net Asset Value (see Note 5), but the subscription request must be submitted at least three calendar days before the end of the proceeding month. Subscriptions submitted less than three days before the end of the month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value (see Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice.

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice. The minimum exchange amount is $10,000.

Dissolution of the Fund

The Fund will terminate on December 31, 2014 or at an earlier date if certain circumstances occur as set forth in the Offering Memorandum.

Indemnifications

In the normal course of business, the Fund enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred. The Fund expects the risk of any future obligation under these indemnifications to be remote.

2.               CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized gains on open contracts in the Statement of Financial Condition as of December 31, 2005 are as follows:

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Net Assets	Contracts	Profit (Loss)	Net Assets	on Open Positions	Net Assets	Maturity Dates

Agriculture	180	$8,025	0.01%	(98)	$2,176	0.01%	$10,201	0.02%	February 2006 - March 2006
Currencies	3,010,000	(356,216)	-0.60%	(23,500)	(58,090)	-0.10%	(414,306)	-0.70%	March 2006
Interest rates	1,501	(525,207)	-0.89%	(4,292)	2,452,482	4.14%	1,927,275	3.26%	March 2006 - December 2006
Metals	95	738,187	1.25%	(115)	(723,936)	-1.22%	14,251	0.02%	January 2006 - March 2006
Energy	—	—	0.00%	(41)	(70,738)	-0.12%	(70,738)	-0.12%	March 2006

Total		$(135,211)	-0.23%		$1,601,894	2.71%	$1,466,683	2.48%

No individual contract’s unrealized gain or loss comprised greater than 5% of Members’ capital as of December 31, 2005.

3.                    RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate. The Fund is credited with interest on any of its assets and net gains actually held by MLPF&S non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Fund, from possession of such assets.

Merrill Lynch charges the Fund at prevailing local rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund’s Class A Units pay Sponsor fees to MLAI at a flat monthly rate equal to ..125% (a 1.50% annual rate) of the Class’s month-end assets, Class C Units pay Sponsor fees to MLAI at a flat monthly rate equal to .2083% (a 2.50% annual rate) of the Class’s month-end assets, Class I Units pay Sponsor fees to MLAI at a flat monthly rate equal to .0917% (a 1.10% annual rate) of the Class’s month-end assets. Class D Units do not pay Sponsor fees. For the period ended December 31, 2005, MLAI reimbursed $6,032 of Sponsor fees to the Fund to offset certain operating expenses.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the period ended December 31, 2005 was approximately $19.93 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays Cornerstone annual management fees of 2.00% of the Fund’s average month-end assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets.

4.                    ADVISORY AGREEMENT

The Fund and Cornerstone have entered into an Advisory Agreement until December 31, 2014, then the Advisory Agreement renews for successive three-year terms, subject to certain renewal rights exercisable by the Fund. Cornerstone determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined, and earned by Cornerstone as of either the end of each calendar year or upon the net reallocation of assets away from Cornerstone. Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.       NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with US GAAP, the Fund deducted the total initial offering costs payable to MLAI at inception from Members’ Capital for purposes of determining Net Asset Value. For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months. Consequently, as of December 31, 2005, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes	Financial Reporting	Number of Units	All Other Purposes	Financial Reporting
Class A	$9,663,194	$9,645,251	10,032,268	$0.9632	$0.9614
Class C	$41,110,839	$41,034,505	43,074,385	$0.9544	$0.9526
Class D	$1,469,615	$1,466,886	1,398,885	$1.0506	$1.0486
Class I	$7,061,570	$7,048,458	7,295,006	$0.9680	$0.9662
	$59,305,218	$59,195,100	61,800,544

6.                     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each class is computed for purposes of calculating net income per weighted average Unit. The weighted average number of Units outstanding for each class for the period ended December 31, 2005 equals the Units outstanding for each class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.               FAIR VALUE AND OFF-BALANCE SHEET RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements. The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized gains on open contracts on such derivative instruments as reflected in the Statement of Financial Condition. The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of Cornerstone, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLAI does not itself intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Cornerstone to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are expected to be unusual. It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Cornerstone itself.

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized gains on open contracts, if any, included in the Statement of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts with MLPF&S acting as its commodity broker. Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the Statement of Financial Condition.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Sponsor of

ML Cornerstone FuturesAccess LLC