Form 10-K, Exhibit 13
period 2006-12-31
ML Cornerstone FuturesAccess LLC
filed 2007-03-30
CIK 1309133

Exhibit 13.01

ML CORNERSTONE FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Financial Statements for the year ended
December 31, 2006 and for the period February 1, 2005
(Commencement of Operations) to December 31, 2005
and Report of Independent Registered Public Accounting Firm

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2006 and 2005	2

Statements of Operations for the year ended December 31, 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005	3

Statements of Changes in Members’ Capital for the year ended December 31, 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005	4-5

Financial Data Highlights for the year ended December 31, 2006	6

Notes to Financial Statements	7-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

  ML Cornerstone FuturesAccess LLC:

We have audited the accompanying statements of financial condition of ML Cornerstone FuturesAccess LLC (the “Fund”) as of December 31, 2006 and 2005, and the related statements of operations and of changes in members’ capital for the year ended December 31, 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005, and the financial data highlights for the year ended December 31, 2006. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly in all material respects, the financial position of ML Cornerstone FuturesAccess LLC as of December 31, 2006 and 2005, the results of its operations and the changes in its members’ capital for the year ended December 31, 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005 and the financial data highlights for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 30, 2007

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2006 AND 2005

	2006	2005

ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $28,072,260 for 2006 and $8,923,393 for 2005)	$143,557,926	$58,685,484
Net unrealized gains on open contracts	2,046,680	1,466,683
Cash	78,401	—
Accrued interest	595,529	196,419

TOTAL ASSETS	$146,278,536	$60,348,586

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:
Brokerage commissions payable	$105,040	$30,999
Management fee payable	243,160	99,205
Sponsor fee payable	242,011	104,683
Performance fee payable	—	521,565
Redemptions payable	4,516,504	172,097
Initial offering costs payable	80,425	110,118
Other payables	277,879	114,819

Total liabilities	5,465,019	1,153,486

MEMBERS’ CAPITAL:
Sponsor’s Interest (21,248 Units and 21,248 Units)	20,656	20,373
Members’ Interest (144,378,189 Units and 61,779,296 Units)	140,792,861	59,174,727
Total members’ capital	140,813,517	59,195,100

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$146,278,536	$60,348,586

NET ASSET VALUE PER UNIT (NOTE 5)

(Based on 144,399,437 and 61,800,544 Units outstanding, unlimited Units authorized)

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD FEBRUARY 1, 2005

 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

	2006	2005
TRADING PROFIT (LOSS):
Realized	$(2,148,676)	$1,069,831
Change in unrealized	579,997	1,466,683
Brokerage commissions	(530,144)	(140,967)

Total trading profit (loss)	(2,098,823)	2,395,547

INVESTMENT INCOME:
Interest	5,011,351	984,674

EXPENSES:
Management fee	2,087,660	612,014
Sponsor fee	2,190,611	652,194
Performance fee	—	521,565
Other	849,070	132,518
Total expenses before reimbursement	5,127,341	1,918,291
Sponsor fee reimbursement	—	(6,032)
Total expenses	5,127,341	1,912,259

NET INVESTMENT LOSS	(115,990)	(927,585)

NET INCOME (LOSS)	$(2,214,813)	$1,467,962

NET INCOME PER UNIT:

Weighted average number of Units outstanding
Class A	14,846,803	5,216,448
Class C	74,284,092	25,156,396
Class D	3,918,099	820,681
Class I	11,174,852	4,007,160

Net income (loss) per weighted average Unit
Class A	$(0.0095)	$0.0587
Class C	$(0.0269)	$0.0289
Class D	$0.0091	$0.1145
Class I	$(0.0097)	$0.0848

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD FEBRUARY 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005 (cont.)

				Members’ Capital			Members’ Capital
	Initial Offering	Subscriptions	Redemptions	December 31, 2005	Subscriptions	Redemptions	December 31, 2006

Class A	729,300	9,549,709	(257,352)	10,021,657	10,152,972	(1,635,094)	18,539,535
Class C	4,211,000	41,406,142	(2,553,394)	43,063,748	63,760,884	(7,542,351)	99,282,281
Class D	—	1,398,885	—	1,398,885	10,657,438	(1,910,618)	10,145,705
Class I	287,000	7,461,059	(453,053)	7,295,006	9,522,293	(406,631)	16,410,668

Total Members’ Units	5,227,300	59,815,795	(3,263,799)	61,779,296	94,093,587	(11,494,694)	144,378,189

Class A	—	10,611	—	10,611	—	—	10,611
Class C	—	10,637	—	10,637	—	—	10,637
Class D	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—

Total Sponsor’s Units	—	21,248	—	21,248	—	—	21,248

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD FEBRUARY 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

		Initial				Members’ Capital				Members’ Capital
	Initial Offering	Offering Costs	Subscriptions	Redemptions	Net Income	December 31, 2005	Subscriptions	Redemptions	Net Income	December 31, 2006

Class A	$729,300	$(22,714)	$8,867,936	$(245,256)	$305,764	$9,635,030	$10,339,076	$(1,635,367)	$(140,958)	$18,197,781
Class C	4,211,000	(101,777)	38,564,477	(2,377,232)	727,885	41,024,353	63,788,257	(7,359,275)	(2,000,975)	95,452,360
Class D	—	(3,189)	1,376,110	—	93,965	1,466,886	11,462,749	(2,054,869)	35,597	10,910,363
Class I	287,000	(16,335)	6,867,307	(429,489)	339,975	7,048,458	9,694,833	(402,174)	(108,760)	16,232,357

Total Members’ Interest	$5,227,300	$(144,015)	$55,675,830	$(3,051,977)	$1,467,589	$59,174,727	$95,284,915	$(11,451,685)	$(2,215,096)	$140,792,861

Class A	$—	$—	$10,000	$—	$221	$10,221	$—	$—	$203	$10,424
Class C	—	—	10,000	—	152	10,152	—	—	80	10,232
Class D	—	—	—	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—	—	—	—

Total Sponsor’s Interest	$—	$—	$20,000	$—	$373	$20,373	$—	$—	$283	$20,656

Total Members’ Capital	$5,227,300	$(144,015)	$55,695,830	$(3,051,977)	$1,467,962	$59,195,100	$95,284,915	$(11,451,685)	$(2,214,813)	$140,813,517

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2006

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I
Per Unit Operating Performance:
Net asset value, beginning of period	$0.9614	$0.9526	$1.0486	$0.9662

Realized trading profit	0.0273	0.0278	0.0306	0.0275
Change in unrealized trading profit	0.0006	0.0006	0.0009	0.0007
Brokerage commissions	(0.0051)	(0.0050)	(0.0055)	(0.0051)
Interest income	0.0477	0.0469	0.0521	0.0479
Expenses	(0.0503)	(0.0615)	(0.0513)	(0.0481)

Net asset value, end of period	$0.9816	$0.9614	$1.0754	$0.9891

Total Return:

Total return	2.01%	0.82%	2.41%	2.28%

Ratios to Average Members’ Capital:

Expenses	4.48%	5.56%	3.09%	4.05%

Net investment income (loss)	0.49%	-0.54%	2.29%	0.92%

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Cornerstone FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on February 1, 2005. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Cornerstone Capital Management (“Cornerstone”) is the trading advisor of the Fund.  Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

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

The Fund offers four Classes of Units: Class A, Class C, Class D, and Class I. Each Class of Units was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit for other reporting purposes (see Note 5). The four Classes of Units is subject to different sponsor fees.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized gains on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the broker at December 31, 2006 and 2005 were restricted cash for margin requirements of $28,072,260 and $8,923,393, respectively.

Operating Expenses, Ongoing Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption process, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund.  The Fund also pays any extraordinary expenses.

MLAI paid all the expenses incurred in connection with the initial offering of the Units.  The costs consist of offering costs at the Program level.  The Fund is reimbursing MLAI for these costs in 60 monthly installments.  For financial reporting purposes in conformity with U.S. GAAP, the Fund deducted the total initial offering costs of $144,015 from Members’ Capital at inception.  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 5).

Class A Units are subject to a sales commission paid to Merrill Lynch ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Commissions are directly deducted from subscription amounts.  Class C Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2006 and period ended December 31, 2005.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value for all other purposes (see Note 5), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of the month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice.

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur, as set forth in the Offering Memorandum.

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

2.             CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized gains on open contracts in the Statements of Financial Condition as of December 31, 2006 and 2005 are as follows:

2006

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	92	$(89,820)	-0.06%	(788)	$(547,448)	-0.39%	$(637,268)	-0.45%	Febuary 2007-March 2007
Currencies	135	20,250	0.01%	—	—	0.00%	20,250	0.01%	March-07
Interest rates	4,589	(2,840,096)	-2.02%	(13,315)	5,285,433	3.75%	2,445,337	1.73%	March 2007-September 2007
Stock Indices	188	(15,749)	-0.01%	—	—	0.00%	(15,749)	-0.01%	March 2007
Metals	158	(257,360)	-0.18%	—	—	0.00%	(257,360)	-0.18%	March 2007
Energy	36	(77,561)	-0.06%	(157)	569,031	0.41%	491,470	0.35%	Febuary 2007-March 2007

Total		$(3,260,336)	-2.32%		$5,307,016	3.77%	$2,046,680	1.46%

2005

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	180	$8,025	0.01%	(98)	$2,176	0.01%	$10,201	0.02%	February 2006 - March 2006
Currencies	3,010,000	(356,216)	-0.60%	(23,500)	(58,090)	-0.10%	(414,306)	-0.70%	March-06
Interest rates	1,501	(525,207)	-0.89%	(4,292)	2,452,482	4.14%	1,927,275	3.26%	March 2006 - December 2006
Metals	95	738,187	1.25%	(115)	(723,936)	-1.22%	14,251	0.02%	January 2006 - March 2006
Energy	—	—	0.00%	(41)	(70,738)	-0.12%	(70,738)	-0.12%	March-06

Total		$(135,211)	-0.23%		$1,601,894	2.71%	$1,466,683	2.48%

No individual contract’s unrealized gain or loss comprised greater than 5% of Members’ Capital as of December 31, 2006 and 2005.

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

Merrill Lynch charges the Fund at prevailing local interest rates for financing realized and unrealized losses  on the Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund’s Class A Units pay Sponsor fees to MLAI at a flat monthly rate equal to .125% (a 1.50% annual rate) of the Class’ month-end net assets, Class C Units pay Sponsor fees to MLAI at a flat monthly rate equal to .2083% (a 2.50% annual rate) of the Class’ month-end net assets, Class I Units pay Sponsor fees to MLAI at a flat monthly rate equal to .0917% (a 1.10% annual rate) of the Class’ month-end net assets.  Class D Units do not pay Sponsor fees. For the year ended December 31, 2006, MLAI did not reimburse Sponsor fees to the Fund.  For the period ended December 31, 2005, MLAI reimbursed $6,032 of Sponsor fees to the Fund to offset certain operating expenses.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the period ended December 31, 2006 was approximately $16.78 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).  The average round-turn commission rate charged to the Fund for the period ended December 31, 2005 was approximately $19.93 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays Cornerstone annual management fees of 2.00% of the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets.

4.                    ADVISORY AGREEMENT

The Fund and Cornerstone have entered into an Advisory Agreement. This agreement shall continue in effect until December 31, 2014.  Thereafter, this agreement shall be automatically renewed for successive three-year terms, under the same terms unless terminated by either Cornerstone or the Fund upon 90 days notice to the other party.  Cornerstone determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

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

5.       NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund deducted the total initial offering costs payable to MLAI at inception from Members’ Capital for purposes of determining Net Asset Value.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.  Consequently, as of December 31, 2006 and 2005, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

December 31, 2006

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$18,221,804	$18,208,205	18,550,146	$0.9823	$0.9816
Class C	95,517,833	95,462,592	99,292,918	$0.9620	$0.9614
Class D	10,912,052	10,910,363	10,145,705	$1.0755	$1.0754
Class I	16,242,254	16,232,357	16,410,668	$0.9897	$0.9891
	$140,893,943	$140,813,517	144,399,437

December 31, 2005

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$9,663,194	$9,645,251	10,032,268	$0.9632	$0.9614
Class C	$41,110,839	$41,034,505	43,074,385	$0.9544	$0.9526
Class D	$1,469,615	$1,466,886	1,398,885	$1.0506	$1.0486
Class I	$7,061,570	$7,048,458	7,295,006	$0.9680	$0.9662
	$59,305,218	$59,195,100	61,800,544

6.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each class for the year ended December 31, 2006 and the period ended December 31, 2005 equals the Units outstanding for each class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.               RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The impact on the Fund financial statements, if any, is currently being assessed.

In September 2006, the Securities Exchange Commission (“SEC”) staff also issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). While not an official rule or interpretation of the SEC, SAB 108 was issued to address the diversity in practice in quantifying misstatements from prior years and assessing their effect on current year financial statements. SAB 108 is effective for the first annual period ending after November 15, 2006, with early application encouraged. The Fund has assessed the impact of SAB 108 on its financial statements and does not expect the impact of adoption to be material to its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under accounting principles generally accepted in the United States of America, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Fund is currently evaluating the impact of adopting FAS 157 on its financial statements.

8.         MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized gains on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Cornerstone, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Cornerstone to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Cornerstone.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized gains on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the Statements of Financial Condition.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis

Barbra E. Kocsis

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Sponsor of

ML Cornerstone FuturesAccess LLC