Form 10-K, Exhibit 13
period 2007-12-31
ML Cornerstone FuturesAccess LLC
filed 2008-03-31
CIK 1309133

Exhibit 13.01

ML CORNERSTONE FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Financial Statements for the years ended
December 31, 2007 and 2006 and for the period
February 1, 2005 (commencement of operations)
to December 31, 2005 and Report of Independent
Registered Public Accounting Firm

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2007 and 2006	2

Statements of Operations for the years ended December 31, 2007 and 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005	3

Statements of Changes in Members’ Capital for the years ended December 31, 2007 and 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005	4-5

Financial Data Highlights for the years ended December 31, 2007 and 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005	6-8

Notes to Financial Statements	9-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

  ML Cornerstone FuturesAccess LLC:

We have audited the accompanying statements of financial condition of ML Cornerstone FuturesAccess LLC (the “Fund”), as of December 31, 2007 and 2006, and the related statements of operations and changes in members’ capital and the financial data highlights for the years ended December 31, 2007 and 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005.  These financial statements and financial data highlights are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Cornerstone FuturesAccess LLC as of December 31, 2007 and 2006, the results of its operations, the changes in its members’ capital and the financial data highlights for the years ended December 31, 2007 and 2006 and for the period February 1, 2005 (commencement of operations) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 9 of the financial statements, effective February 29, 2008, the formal liquidation of the Fund began.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 31, 2008

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2007 and 2006

	2007*	2006
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $6,966,052 for 2007 and $28,072,260 for 2006)	$89,616,331	$143,557,926
Net unrealized profit (loss) on open contracts	(2,879,426)	2,046,680
Cash	3,789	78,401
Accrued interest	346,332	595,529

TOTAL ASSETS	$87,087,026	$146,278,536

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:
Brokerage commissions payable	$30,763	$105,040
Management fee payable	138,344	243,160
Sponsor fee payable	147,878	242,011
Redemptions payable	10,606,281	4,516,504
Initial offering costs payable	68,375	80,425
Other payables	266,963	277,879

Total liabilities	11,258,604	5,465,019

MEMBERS’ CAPITAL:
Sponsor’s Interest (21,248 Units and 21,248 Units)	16,904	20,656
Members’ Interest (95,641,915 Units and 144,378,189 Units)	75,811,518	140,792,861
Total members’ capital	75,828,422	140,813,517

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$87,087,026	$146,278,536

NET ASSET VALUE PER UNIT (NOTE 5)

(Based on 95,663,163 and 144,399,437 Units outstanding, unlimited Units authorized)

*See note 9.
See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD

FEBRUARY 1, 2005 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

	2007*	2006	2005
TRADING PROFIT (LOSS):
Realized	$(20,860,304)	$(2,148,676)	$1,069,831
Change in unrealized	(4,926,106)	579,997	1,466,683
Brokerage commissions	(565,950)	(530,144)	(140,967)

Total trading profit (loss)	(26,352,360)	(2,098,823)	2,395,547

INVESTMENT INCOME:
Interest	6,925,024	5,011,351	984,674

EXPENSES:
Management fee	2,734,601	2,087,660	612,014
Sponsor fee	2,714,724	2,190,611	652,194
Performance fee	—	—	521,565
Other	585,132	849,070	132,518
Total expenses before reimbursement	6,034,457	5,127,341	1,918,291
Sponsor fee reimbursement	—	—	(6,032)
Total expenses	6,034,457	5,127,341	1,912,259

NET INVESTMENT INCOME (LOSS)	890,567	(115,990)	(927,585)

NET INCOME (LOSS)	$(25,461,793)	$(2,214,813)	$1,467,962

NET INCOMEPER UNIT:

Weighted average number of Units outstanding
Class A	18,342,101	14,846,803	5,216,448
Class C	102,370,509	74,284,092	25,156,396
Class D	11,797,259	3,918,099	820,681
Class I	17,777,837	11,174,852	4,007,160

Net income (loss) per weighted average Unit
Class A	$(0.1654)	$(0.0095)	$0.0587
Class C	$(0.1729)	$(0.0269)	$0.0289
Class D	$(0.1578)	$0.0091	$0.1145
Class I	$(0.1614)	$(0.0097)	$0.0848

* See note 9.
See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD FEBRUARY 1, 2005 (COMMENCEMENT OF OPERATIONS)

TO DECEMBER 31, 2005 (Cont.)

				Members’ Capital			Members’ Capital			Members’ Capital
	Initial Offering	Subscriptions	Redemptions	December 31, 2005	Subscriptions	Redemptions	December 31, 2006	Subscriptions	Redemptions	December 31, 2007*

Class A	729,300	9,549,709	(257,352)	10,021,657	10,152,972	(1,635,094)	18,539,535	3,302,539	(9,107,830)	12,734,244
Class C	4,211,000	41,406,142	(2,553,394)	43,063,748	63,760,884	(7,542,351)	99,282,281	29,131,517	(59,416,656)	68,997,142
Class D	—	1,398,885	—	1,398,885	10,657,438	(1,910,618)	10,145,705	5,128,801	(12,986,395)	2,288,111
Class I	287,000	7,461,059	(453,053)	7,295,006	9,522,293	(406,631)	16,410,668	5,077,253	(9,865,503)	11,622,418

Total Members’ Units	5,227,300	59,815,795	(3,263,799)	61,779,296	94,093,587	(11,494,694)	144,378,189	42,640,110	(91,376,384)	95,641,915

Class A	—	10,611	—	10,611	—	—	10,611	—	—	10,611
Class C	—	10,637	—	10,637	—	—	10,637	—	—	10,637
Class D	—	—	—	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—	—	—	—

Total Sponsor’s Units	—	21,248	—	21,248	—	—	21,248	—	—	21,248

*See note 9.

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD  FEBRUARY 1, 2005 (COMMENCEMENT OF OPERATIONS)

TO DECEMBER 31, 2005

		Initial				Members’ Capital				Members’ Capital				Members’ Capital
	Initial Offering	Offering Costs	Subscriptions	Redemptions	Net Income	December 31, 2005	Subscriptions	Redemptions	Net Income (loss)	December 31, 2006	Subscriptions	Redemptions	Net Loss	December 31, 2007*

Class A	$729,300	$(22,714)	$8,867,936	$(245,256)	$305,764	$9,635,030	$10,339,076	$(1,635,367)	$(140,958)	$18,197,781	$3,166,061	$(8,057,249)	$(3,031,743)	$10,274,850
Class C	4,211,000	(101,777)	38,564,477	(2,377,232)	727,885	41,024,353	63,788,257	(7,359,275)	(2,000,975)	95,452,360	26,928,724	(50,692,776)	(17,694,682)	53,993,626
Class D	—	(3,189)	1,376,110	—	93,965	1,466,886	11,462,749	(2,054,869)	35,597	10,910,363	5,403,379	(12,397,964)	(1,862,061)	2,053,717
Class I	287,000	(16,335)	6,867,307	(429,489)	339,975	7,048,458	9,694,833	(402,174)	(108,760)	16,232,357	4,878,251	(8,751,728)	(2,869,555)	9,489,325

Total Members’ Interest	$5,227,300	$(144,015)	$55,675,830	$(3,051,977)	$1,467,589	$59,174,727	$95,284,915	$(11,451,685)	$(2,215,096)	$140,792,861	$40,376,415	$(79,899,717)	$(25,458,041)	$75,811,518

Class A	$—	$—	$10,000	$—	$221	$10,221	$—	$—	$203	$10,424	$—	$—	$(1,851)	$8,573
Class C	—	—	10,000	—	152	10,152	—	—	80	10,232	—	—	(1,901)	8,331
Class D	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Sponsor’s Interest	$—	$—	$20,000	$—	$373	$20,373	$—	$—	$283	$20,656	$—	$—	$(3,752)	$16,904

Total Members’ Capital	$5,227,300	$(144,015)	$55,695,830	$(3,051,977)	$1,467,962	$59,195,100	$95,284,915	$(11,451,685)	$(2,214,813)	$140,813,517	$40,376,415	$(79,899,717)	$(25,461,793)	$75,828,422

*See note 9.

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I
Per Unit Operating Performance:*

Net asset value, beginning of period	$0.9816	$0.9614	$1.0754	$0.9891

Realized trading loss	(0.1495)	(0.1453)	(0.1651)	(0.1508)
Change in unrealized	(0.0316)	(0.0309)	(0.0348)	(0.0319)
Brokerage commissions	(0.0038)	(0.0037)	(0.0042)	(0.0038)
Interest income	0.0461	0.0449	0.0508	0.0465
Expenses	(0.0359)	(0.0439)	(0.0245)	(0.0326)

Net asset value, end of period	$0.8069	$0.7825	$0.8976	$0.8165

Total Return:

Total return	-17.75%	-18.57%	-16.51%	-17.42%

Ratios to Average Members’ Capital:

Expenses	4.06%	5.15%	2.64%	3.69%

Net investment income	1.17%	0.14%	2.93%	1.61%

*See note 9.

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

See notes to financial statements.

ML CORNERSTONE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD FEBRUARY 1, 2005 (COMMENCEMENT OF OPERATION) TO DECEMBER 31, 2005

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D (d)	Class I
Per Unit Operating Performance:

Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0000

Realized trading loss	(0.0201)	(0.0203)	(0.0008)	(0.0200)
Change in unrealized	0.0113	0.0112	0.0598	0.0114
Brokerage commissions	(0.0054)	(0.0054)	(0.0034)	(0.0054)
Interest income	0.0240	0.0239	0.0234	0.0240
Initial offering costs	(0.0039)	(0.0039)	(0.0027)	(0.0039)
Expenses (b)	(0.0445)	(0.0529)	(0.0277)	(0.0399)

Net asset value, end of period	$0.9614	$0.9526	$1.0486	$0.9662

Total Return: (c)

Total return before Performance fees	-2.48%	-3.37%	6.05%	-2.12%
Performance fees	-1.07%	-1.07%	-0.93%	-0.94%
Total return after Performance fees	-3.46%	-4.34%	5.13%	-2.98%

Ratios to Average Net Assets:

Expenses (excluding Performance fees) (a)	4.23%	5.35%	2.54%	3.83%
Performance fees (c)	1.87%	1.65%	1.62%	1.77%
Expenses (including Peformance fees)	6.10%	7.00%	4.16%	5.60%

Net investment loss	-2.72%	-3.67%	-1.11%	-2.15%

(a) Annualized.

(b) Sponsor fee reimbursement is included in expenses; however, reimbursement has less than $0.0001 impact.

(c) Not-annualized.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

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

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the broker at December 31, 2007 and 2006 were restricted cash for margin requirements of $ 6,966,052, and $28,072,260, respectively.

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

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Commissions are directly deducted from subscription amounts.  Class C Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2007 and 2006 and for the period ended December 31, 2005.

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

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the offering memorandum, which include but are not limited to the following:

(a)       Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.

(b)       Any event which would make unlawful the continued existence of this Fund.

(c)       Determination by MLAI to liquidate or withdraw from the Fund.

See Note 9 for Subsequent Event details on Fund dissolution.

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

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as of December 31, 2007 and 2006 are as follows:

2007	Long Positions			Short Positions			Net Unrealized
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Percent of Members’ Capital	Number of Contracts	Unrealized Profit (Loss)	Percent of Members’ Capital	Profit (Loss) on Open Positions	Percent of Members’ Capital	Maturity Dates

Agriculture	35	$(76,463)	-0.10%	(351)	$(666,120)	-0.88%	$(742,583)	-0.98%	Febuary 2008-March 2008
Currencies	920,081	75,200	0.10%	(920,000)	(113,891)	-0.15%	(38,691)	-0.05%	March 2008
Interest rates	659	(55,461)	-0.07%	(3,796)	(2,172,946)	-2.87%	(2,228,407)	-2.95%	March 2008-December 2008
Stock Indices	216	290,239	0.38%	—	—	0.00%	290,239	0.38%	March 2008
Metals	142	(368,012)	-0.49%	(21)	45,262	0.06%	(322,750)	-0.43%	March 2008
Energy	94	162,766	0.21%	—	—	0.00%	162,766	0.21%	March 2008

Total		$28,269	0.04%		$(2,907,695)	-3.83%	$(2,879,426)	-3.80%

2006	Long Positions			Short Positions			Net Unrealized
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Percent of Members’ Capital	Number of Contracts	Unrealized Profit (Loss)	Percent of Members’ Capital	Profit (Loss) on Open Positions	Percent of Members’ Capital	Maturity Dates

Agriculture	92	$(89,820)	-0.06%	(788)	$(547,448)	-0.39%	$(637,268)	-0.45%	Febuary 2007-March 2007
Currencies	135	20,250	0.01%	—	—	0.00%	20,250	0.01%	March-07
Interest rates	4,589	(2,840,096)	-2.02%	(13,315)	5,285,433	3.75%	2,445,337	1.73%	March 2007-September 2007
Stock Indices	188	(15,749)	-0.01%	—	—	0.00%	(15,749)	-0.01%	March 2007
Metals	158	(257,360)	-0.18%	—	—	0.00%	(257,360)	-0.18%	March 2007
Energy	36	(77,561)	-0.06%	(157)	569,031	0.41%	491,470	0.35%	Febuary 2007-March 2007

Total		$(3,260,336)	-2.32%		$5,307,016	3.77%	$2,046,680	1.46%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2007 and 2006.

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

The Fund’s Class A Units pay Sponsor fees to MLAI at a flat monthly rate equal to .125% (a 1.50% annual rate) of the Class’ month-end net assets, Class C Units pay Sponsor fees to MLAI at a flat monthly rate equal to .2083% (a 2.50% annual rate) of the Class’ month-end net assets, Class I Units pay Sponsor fees to MLAI at a flat monthly rate equal to .0917% (a 1.10% annual rate) of the Class’ month-end net assets.  Class D Units do not pay Sponsor fees. For the years ended December 31, 2007 and 2006, MLAI did not reimburse Sponsor fees to the Fund.  For the period ended December 31, 2005  MLAI reimbursed $6,032 of Sponsor fees to the Fund to offset certain operating expenses.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rates charged to the Fund for the years ended December 31, 2007 and 2006 and for the period ended December 31, 2005 were approximately $11.05, $16.78 and $19.93, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays Cornerstone annual management fees of 2.00% of the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets. MLAI receives 25% of the 2.00% management fee for sponsoring and providing ongoing administration and operational support to the Fund.

4.                     ADVISORY AGREEMENT

The Fund and Cornerstone entered into an Advisory Agreement under which Cornerstone determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI. This agreement would have been in effect until December 31, 2014 and automatically renewed for successive three-year terms, under the same terms unless terminated by either Cornerstone or the Fund upon 90 days notice to the other party. This Agreement will be terminated due to the dissolution of the Fund as discussed in Note 9, Subsequent Event.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined, and earned by Cornerstone as of either the end of each calendar year or upon the net reallocation of assets away from Cornerstone.  MLAI receives 25% of the 20% performance fees. Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.                     NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund deducted the total initial offering costs payable to MLAI at inception from Members’ Capital for purposes of determining Net Asset Value.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.  Consequently, as of December 31, 2007 and 2006, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

December 31, 2007

	Net Asset Value			Net Asset Value per Unit
	All Other			All Other
	Purposes	Financial	Number of	Purposes	Financial
	(unaudited)	Reporting	Units	(unaudited)	Reporting
Class A	$10,295,540	$10,283,423	12,744,855	$0.8078	$0.8069
Class C	54,049,135	54,001,957	69,007,779	$0.7832	$0.7825
Class D	2,054,341	2,053,717	2,288,111	$0.8978	$0.8976
Class I	9,497,781	9,489,325	11,622,418	$0.8172	$0.8165
	$75,896,797	$75,828,422	95,663,163

December 31, 2006

	Net Asset Value			Net Asset Value per Unit
	All Other			All Other
	Purposes	Financial	Number of	Purposes	Financial
	(unaudited)	Reporting	Units	(unaudited)	Reporting
Class A	$18,221,804	$18,208,205	18,550,146	$0.9823	$0.9816
Class C	95,517,833	95,462,592	99,292,918	$0.9620	$0.9614
Class D	10,912,052	10,910,363	10,145,705	$1.0755	$1.0754
Class I	16,242,254	16,232,357	16,410,668	$0.9897	$0.9891
	$140,893,943	$140,813,517	144,399,437

6.                     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for each Class for the years ended December 31, 2007 and 2006 and for the period ended December 31, 2005 equals the Units outstanding for each Class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.               RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under U.S. GAAP, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Fund is currently evaluating the impact of adopting FAS 157 on its financial statements.

Effective January 1, 2007 the Fund adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.  FIN 48 prescribes the minimum recognition threshold a tax position that must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. The implementation of this pronouncement had no impact on the financial statements.

8.               MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized gains (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

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

9.               SUBSEQUENT EVENT

In February 2008, Cornerstone advised the Fund that it was discontinuing its business operations as a Commodity Trading Advisor. Effective February 29, 2008, the formal liquidation of the Fund began. In accordance with the offering memorandum, the Members redeemed their capital upon the liquidation of the Fund. MLAI has agreed to waive payment for any remaining unreimbursed costs related to the initial offering of the Units.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis

Barbra E. Kocsis

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Sponsor of

ML Cornerstone FuturesAccess LLC